Plan Document
Par Pacific Holdings, Inc. (and subsidiaries)
Incentive Compensation Plan

Table of Contents
I.    Plan Objectives
II.    Definitions
III.    Plan Cycle
IV.    Eligibility
V.    Business Unit Performance Goals
VI.    Determination of Individual Bonus Awards
VII.    Bonus Formula
VIII.    Plan Administration
I.    Objectives
The management of Par Pacific Holdings, Inc. (the “Company”) has proposed an Incentive Compensation Plan to provide rewards for the accomplishment of specific goals which have been designed to align individual and business group efforts with the Company’s objectives.
Specifically, the plan is intended to:
•Incentivize our employees to achieve key financial, operational, and individual performance goals;
•Create and sustain employee ownership in and financial rewards tied to the Company’s success;
•Create focus on critical success factors and core values; and
•Innovate and execute successful practices and projects.
II.    Definitions
Bonus Target. The amount earned if individual performance and group performance is attained at target levels. The targets are pay grade dependent. The Company will communicate bonus targets to employees.
Senior management/human resources will make initial pay grade determinations which will be benchmarked against similar positions in the appropriate industry/location. Incentive Plan awards will be subject to review by the Compensation Committee of the Company’s Board of Directors.
Group Performance. Group performance is based on health, safety, environmental and operational performance, Adjusted EBITDA, and Modified Free Cash Flow. This group performance aligns pay with the Company’s financial results while also emphasizing safety, environmental, and operational performance.
Individual Performance Modifier. A percentage used in the calculation of each eligible employee’s bonus award related to his/her performance rating for the plan year. See below for specifics regarding individual performance.
Proration Factor. The Company reserves the right to prorate the bonus payout to any eligible employee if he/she has been employed for less than the full plan year or has been absent for more than 30 consecutive days (excluding vacation time used) or for any other circumstance determined to be relevant.
III.    Plan Cycle
The plan is based on the performance goals achieved for the 12 month period from January 1 through December 31.
IV.    Eligibility
Full-time, salaried, exempt employees on the active Company payroll as of December 31 of the plan year and at the time the bonus is paid are eligible to be considered for a bonus payout. Some payments may be prorated. Employees not on the active payroll at the time the bonus is paid will not be eligible to receive the bonus, even if present throughout the metric period. The Company will exercise independent discretion in the event an employee is promoted or demoted during the plan year, and the employee has a change in pay grade/bonus target.

V.    Business Unit Performance Goals
The Company’s Chief Executive Officer, in conjunction with the management team, and subject to approval by the Compensation Committee of the Board of Directors shall designate and approve the metrics and associated performance goals for each plan year.
VI.    Determination of Individual Performance Multiplier
A bonus target is established for each eligible employee based on the pay grade to which the employee is assigned. Such targets will be prorated to reflect any changes in pay grade assignment during the term of the plan.
Individual performance will be factored into the calculation of each individual’s bonus award based on the employee’s performance rating.
VII.    Bonus Formula
Plan payout will equal an individual’s Annual Base Salary at end of Year times the Employee Bonus Target (Position Dependent) times the Individual Performance times Group Performance.
Functional Elements of the Incentive Plan
Incentive compensation will be earned based on group and individual performance metrics which are set by management and approved by the Compensation Committee of the Board of Directors. Goals will be set and announced annually. Awards will be rounded to the nearest dollar.
Group performance is 50% based on health, safety, environmental and operational performance plus 25% based on Adjusted EBITDA plus 25% based on Modified Free Cash Flow. Health, safety, environmental and operational performance goals vary by group and location. In the event a significant reliability event occurs, spanning more than one month, and the monthly operating plan is adjusted to account for this event, senior management may alter the targeted plan to a more optimum business plan for purposes of calculating the group performance metric for the months so impacted by a suboptimal operating plan. The health, safety, and environmental component of the Incentive Plan can range between 0.00% and 130% of the 50% target.
Adjusted EBITDA is targeted at 25%. This component can range between 0.00% and 200% of the 25% target. For a definition of Adjusted EBITDA, please see “Results of Operations—Non-GAAP Performance Measures—Adjusted Net Income (Loss) and Adjusted EBITDA” in the Company’s Annual Report on Form 10-K. Achievement of budgeted Adjusted EBITDA results in an Adjusted EBITDA component of 25%. This number is adjusted up or down to a maximum of 200% of target based on actual Adjusted EBITDA relative to budget.
Modified Free Cash Flow is targeted at 25%. This component can range between 0.00% and 200% of the 25% target. Modified Free Cash Flow is Adjusted EBITDA minus the Company’s cash interest expense, minus cash taxes, minus the amount of annual maintenance capital expenditures, and minus amortized turnaround expenses. Achievement of budgeted Modified Free Cash Flow results in a Modified Free Cash Flow component of 25%. This number is adjusted up or down to a maximum of 200% of target based on actual Modified Free Cash Flow relative to budget.
Individual performance measures each employee’s personal contributions towards satisfaction of the Company’s strategic objectives. These strategic objectives were set based upon each employee’s specific job and responsibilities.
EXAMPLE A: for calculating an individual’s bonus award follows. Assume the employee is at 15% bonus target, group performance of 80%, Adjusted EBITDA of 100%, Modified Free Cash Flow of 60%, and the employee is a strong performer.

$72,000 Annual Base Salary at end of Plan Year
X Bonus Target (based on pay grade) 15%
X Individual Performance 115%
X Group Performance 80%
= Individual Bonus Amount (in whole dollars)
$72,000 x 15% x 115% x 80% = $9,936
Effective bonus is 13.8%
Health, Safety, Environmental and Operational Performance 80% X 50% + Adjusted EBITDA 100% X 25% + Modified Free Cash Flow 60% X 25% = Group Performance 80%
EXAMPLE B: for calculating an individual’s bonus award follows. Assume the employee is at 15% bonus target, group performance of 100%, Adjusted EBITDA of 150%, Modified Free Cash Flow of 130%, and the employee is an outstanding performer.

$72,000 Annual Base Salary at end of Plan Year
X Bonus Target (based on pay grade) 15%
X Individual Performance 130%
X Group Performance 120%
= Individual Bonus Amount (in whole dollars)
$72,000 x 15% x 130% x 120% = $16,848
Effective bonus is 23.4%
Health, Safety, Environmental and Operational Performance 100% X 50% + Adjusted EBITDA 150% X 25% + Modified Free Cash Flow 130% X 25% = Group Performance 120%
VIII.    Bonus Plan Administration
Incentive payments, if any, will be made once a year, following the release of year-end financials. Payment will be made by direct deposit to the employee’s designated checking or savings account within three weeks of the release or as soon as administratively possible.
Discretionary Adjustments to the Plan. The Company may at any time amend, modify or terminate the plan. The Company retains the right to impose a safety, environmental, financial and/or general performance adjustment at Company management’s discretion. For example, the bonus plan might be “turned off” for a significant safety, environmental or general performance incident at the refinery or for the Company as a whole.
Non-assignability of Benefits. The benefits payable under this plan or the right to receive future benefits under the plan may not be anticipated, alienated, pledged, encumbered or subjected to any charge or legal process.
Non-guarantee of Employment. Nothing contained in this plan shall be construed as a contract of employment between the Company and any participant, or as right of any participant to be continued in employment of the Company or as a limitation of the Company to discharge any of its employees with or without cause.